                                                                   Exhibit 10.13


                          SECOND AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT
                             --------------------

AGREEMENT made as of the 16th day of October, 1995 by and between Jeffrey D. Gargiulo ("Executive") and Gargiulo, L.P., a Delaware limited partnership (the "Partnership") and sometimes referred to herein as the Employer (the "Employer").

                             Preliminary Statement
                             ---------------------

     NTGargiulo, Inc., a Florida corporation ("NTG") and the Partnership, among others, entered into an Asset Contribution Agreement dated December 23, 1992 (the "Asset Contribution Agreement"), pursuant to which NTG contributed substantially all of its assets to the Partnership and the Partnership has assumed substantially all of the liabilities of NTG. Gargiulo G.P., Inc. (formerly "N.T. Gargiulo G.P., Inc."), a Delaware corporation (the "Company"), is the managing general partner of the Partnership. For a period of continuous years until December 23, 1992, the Executive had been employed as an executive officer of NTG, which together with its affiliates, were at various times engaged in the operation of packing houses and farms, in the marketing of fresh fruits and vegetables, and in the provision of management services to others in connection with those activities.

     In connection with the contribution of assets to the Partnership, the parties entered into the Employment Agreement dated as of December 23, 1992 ("Original Employment Agreement") pursuant to which the Executive continued to render services as an executive employee of the Employer and covenanted not to
compete with the Employer.   Executive, Employer, Tomato Investment Associates,
Inc. ("MCO"), Monsanto Company ("Monsanto") and certain other parties also entered into a Restructuring Agreement ("Restructuring Agreement") and the parties hereto entered into an Amended and Restated Employment Agreement dated as of July 29, 1994 as contemplated by such Restructuring Agreement. Also, concurrently therewith, the parties to the Agreement entered into the Option and Retained Interests Agreement (the "Option Agreement") pursuant to which MCO was granted, among other things, an option to purchase certain additional interests in the Partnership (the term "Option" is used herein as defined in such Option and Retained Interests Agreement). It is anticipated that (a) MCO will purchase all remaining Partnership interests it does not currently hold (the "Additional Interest Acquisition"), (b) Monsanto will contribute to a new corporation ("Holding Company") to be formed by Monsanto and Calgene, Inc., a Delaware corporation ("Calgene"), all of the capital stock of MCO in exchange for shares of Holding Company (the "Exchange"), whereupon MCO will become a wholly owned subsidiary of Holding Company, (c) simultaneously with the Exchange, a subsidiary of Holding Company will merge with Calgene, whereupon Calgene will also become a wholly owned subsidiary of Holding Company, and (d) immediately after the Exchange, the Company will dissolve and liquidate and distribute all of its assets to MCO, as its sole stockholder, whereupon the Partnership will be dissolved and all of its assets and liabilities will be vested in MCO (the "Liquidation" and, collectively with the Additional Interest Acquisition and the Exchange, the "Partnership Reorganization Transactions"). However, this Agreement shall become effective whether or not the Partnership Reorganization Transactions are consummated.
This Second Amended and Restated Employment Agreement amends, restates and supersedes the Original Employment Agreement and the Amended and Restated Employment Agreement in their entirety. The Effective Date of the Second Amended and Restated Employment Agreement shall be July 1, 1995.

     NOW THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The Employer shall continue to employ the Executive as Chief Executive Officer of the Partnership. It is understood and the Partnership agrees that during the Employment Term (as hereinafter defined) the Executive shall also serve, without additional compensation therefor, as the President and Chief Executive Officer of the Company and, if and when elected, as an officer or director of any subsidiary, division or other affiliates of the Employer, provided that, as determined by the Company's Board of Directors, a portion of the Executive's compensation under this Agreement may be allocated and charged to the Company for services provided to it by the Executive. Notwithstanding the foregoing, if the Partnership Reorganization Transactions are consummated, then (a) Executive shall become the Chief Executive Officer of MCO, (b) MCO shall assume all of the obligations of the Partnership hereunder, (c) MCO shall thereafter be deemed the "Employer" hereunder, and (d) this Agreement shall otherwise remain in full force and effect. Nothing in this provision shall require the Executive, without his written consent, to assume significant management duties with Holding Company or any Holding Company affiliate which is unrelated to MCO and its subsidiaries. The Executive accepts such employment and agrees to perform diligently, on a full-time basis, and to the best of his ability during the Employment Term, all of the duties and functions attendant upon such offices and such other executive duties and functions appropriate to such offices as may be assigned to him by the Company's Board of Directors or, upon consummation of the Partnership Reorganization Transactions, by MCO's Board of Directors. The Executive shall be a member of and report solely to the Board of Directors of the Company or, upon consummation of the

Partnership Reorganization Transactions, to the Board of Directors of MCO. The Employer shall provide, pay for, and maintain such facilities, equipment and supplies as are reasonably necessary for the Executive's performance of his duties under this Agreement. The Executive shall, unless prevented by incapacity, devote his whole working time, attention and ability to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers. The Executive shall perform his duties and responsibilities pursuant to reasonable guidelines for employee conduct applicable to all employees of the Employer and adopted by the Company's Board of Directors (or, upon consummation of the Partnership Reorganization Transactions, by MCO's Board of Directors) from time to time pertaining to internal control, business conduct, conflicts of interest, outside business activities and other similar issues. The Executive agrees that, in addition to complying with the provisions of Section 6 of this Agreement, he will not, during the Employment Term, engage in any other gainful occupation or ventures, except that the Executive may participate in such trade, community, charitable and religious activities which do not interfere in a material respect with the performance of his duties hereunder, and except that the Executive shall be entitled to make and manage his personal investments, which include the ownership of a vineyard in Napa Valley, California, provided that such investments require only his incidental time, do not conflict with or compete with his duties to the Employer hereunder (it being understood that the Executive has ownership interests in lands which are leased to the Employer or its affiliates, and such investments or the Executive's activities in respect thereof shall not be deemed to constitute a conflict of interest with the Executive's duties to the Employer hereunder), are not violative of the provisions of Section 6 hereof, and are consistent with the guidelines for employee conduct described previously in this Section 1. If the Partnership Reorganization Transactions are consummated, then the Executive shall become a member of the Board of Directors of Holding Company, and Holding

Company shall provide the Executive with the same Director and Officer Liability Insurance coverage it provides to the other members of the Board of Directors of Holding Company and to the other directors and officers of the Employer. If the Executive is elected or appointed as an officer of Holding Company, Holding Company shall provide the Executive with the same Director and Officer Liability Insurance Coverage it provides the other officers of Holding Company. If the Partnership Reorganization Transactions are not consummated, Monsanto will make any amendments necessary to the charter documents of MCO or any successor entity so that the indemnification provisions shall be comparable to the indemnification provisions of the charter documents of Monsanto and its subsidiaries. The Executive acknowledges and agrees that, if the Partnership Reorganization Transactions are consummated, then timely cooperation with Holding Company shall be a material duty under this Agreement. In this regard, the Executive agrees that he will use his best efforts so that he and the Employer will provide timely financial reports, other communications and perform other duties and obligations relating to the matters described in Schedule 1 as may reasonably be required by Holding Company from time to time. The Executive agrees that, contemporaneously with his execution of this Agreement, he will execute a separate agreement relating to obligations of Gargiulo management to cooperate, communicate and inform, the form of which is attached hereto as
Schedule 1 (the "Cooperation Agreement").

     2. (a) The initial term of the Executive's employment under this Agreement shall be for a period commencing effective July 1, 1995 and ending on December 31, 2001, unless sooner terminated pursuant to Section 2(b), Section 5,
Section 6 or Section 7 hereof. The term of the Executive's employment hereunder shall be automatically renewed from year to year after December 31, 2001, for additional one-year periods, unless sooner terminated pursuant to Section 2(b),
Section 5, Section 6 or Section 7 hereof or unless at least six (6) months prior to the expiration of the initial or any renewal term, either party gives written notice to the other of his or its intention not to renew the Executive's employment at the end of such term. The initial term of the Executive's employment (as it may be sooner terminated pursuant to Section 2(b), Section 5, Section 6 or Section 7 hereof) is referred to herein as the "Initial Term" and such Initial Term, as it may be renewed from time to time, is referred to herein as the "Employment Term."

          (b) Notwithstanding anything in Section 2(a) above, if, after completion of the Employer's financial statements for the calendar year ending December 31, 1998, the independent certified public accountants of the Company determine that Cumulative EBIT (as defined in Schedule 2, a copy of which is attached hereto and incorporated by reference herein) through December 31, 1998 is less than 70% of the Cumulative Plan, the Board of Directors of the Company (or, if the Partnership Reorganization Transactions are consummated, the Board of Directors of MCO) shall give the Executive notice of its determination, and the Employer shall have the right to renegotiate this Agreement. If the renegotiation is not completed in a manner acceptable to the Board, in its sole discretion, within sixty (60) days of the Board's notice to the Executive, the Employer shall have the right to terminate this Agreement, in which case the Executive's termination shall hereinafter sometimes be referred to as a "Section 2(b) Termination." If the Partnership Reorganization Transactions are consummated and the Board of Directors of Holding Company disputes the determination that Cumulative EBIT through December 31, 1998 is 70% or more of the Cumulative Plan, the dispute shall be referred to Holding Company's independent certified public accountants ("Certified Public Accountants") for that firm to determine, using generally accepted accounting principles, if Cumulative EBIT through December 31, 1998 equalled or exceeded 70% of the Cumulative Plan, and the Certified Public Accountants' determination shall be final and binding on all parties absent manifest error.

     3. In consideration of the services rendered by the Executive pursuant to this Agreement, the Employer agrees to provide the Executive compensation as follows:

          (a) Commencing on January 1, 1996 and continuing through December 31, 1996, the Employer shall pay the Executive an annual salary ("Salary") of Three Hundred Fifty Thousand Dollars ($350,000), payable in substantially equal monthly installments. Commencing January 1, 1997 and annually thereafter during the Initial Term, Executive's Salary shall be increased by an amount equal to four percent (4%) of the Salary paid to the Executive during the immediately preceding calendar year.

          (b) In addition, during the Initial Term, the Executive shall be eligible for Annual and Long-Term Incentive Awards as defined on Schedule 2.
The Long-Term Incentive Award shall be based on the performance of the Company during calendar years 1996-2001. No Long-Term Incentive Award shall be paid to the Executive unless all of the goals and targets set forth on Schedules 2 and 2-A have been met as of the end of calendar year 2001. The Executive acknowledges and agrees that the financial targets, calculations and projections on which the Long-Term Incentive Award is based were prepared using financial information, data and projections prepared by the Company under the direction of the Executive and furnished by the Company to Monsanto. It is understood that the Executive is not providing any assurance that the targets and goals set forth on Schedules 2 and 2-A will in fact be met.

If the Partnership Reorganization Transactions are consummated and the Board of Directors of Holding Company disputes whether the respective financial goals set forth on Schedule 2 have been met, the dispute shall be referred to the Certified Public Accountants for that firm to determine, using generally accepted accounting principles, if the financial goals were, in fact, met. The

Certified Public Accountants' determination shall be final and binding on all parties absent manifest error.

          (c) The Additional Compensation, as defined in the First Amended and Restated Employment Agreement, for periods under prior agreements through June 30, 1995 shall be paid in accordance with the terms of the First Amended and Restated Employment Agreement.

          (d) The compensation (Salary and Annual and Long-Term Incentive Awards) for any portion of the Employment Term after the Initial Term shall be as mutually agreed by the Executive and the Board of Directors of the Company.

          (e) Payments of any Annual or Long-Term Incentive Awards and any incentive compensation payable pursuant to Section 3(d) for any fiscal year or period shall be made no later than two and one-half months following the close of the applicable calendar year.

          (f) The Executive shall be accorded the right to participate, on a basis comparable to the basis on which other executive officers of the Employer participate (including the payment of any applicable employee contributions and premiums), in any and all stock option plans, pension plans (provided his participation in the pension plan will not adversely affect the tax qualified status of the plan), group insurance, accident, sickness, disability and hospitalization insurance plans and all other similar employee benefit plans (but not including any nonqualified profit-sharing, bonus or other incentive compensation plan (except for a stock option plan)) for the benefit of the Employer's executive officers which may be in effect during the period of the Executive's employment hereunder. During the Employment Term and for a period of twelve months after any termination thereof, the Employer shall at its own expense maintain term life insurance on the Executive's life providing coverage of at least $2,000,000 (provided that any cost thereof in excess of that attributable to normal rates shall be borne by the Executive), naming such beneficiaries as the Executive may designate from time to time. The Executive shall be entitled to the same types of additional fringe benefits as the Executive was entitled to receive in his capacity as Chief Executive Officer of the Partnership during the year preceding the Effective Date of this Agreement to the extent such are disclosed in Schedule 3 attached to this Agreement. Any other fringe benefits shall be as approved by the Board of Directors of the Company (or, if the Partnership Reorganization Transactions are consummated, by the Board of Directors of MCO).

     4. The Executive is authorized to incur reasonable expenses, including without limitation reasonable travel and entertainment expenses, incident to the business of the Partnership and the Company (and, if the Partnership Reorganization Transactions are consummated, to the business of MCO) and the performance of his duties under this Agreement. The Employer will reimburse the Executive for all such expenses upon presentation by the Executive, from time to time, of an itemized account of such expenses as well as supporting evidence thereof.

     5. (a) The Executive shall be entitled to five (5) weeks of vacation during each calendar year of the Employer, and to reasonable absences by reasons of incapacity. For purposes of this Agreement, "incapacity" shall mean disability to perform the duties and functions assigned to the Executive pursuant to Section 1 of this Agreement by reason of the Executive's then physical or mental condition. There shall be no reduction in the Executive's Salary or in his entitlement to Annual or Long-Term Incentive Awards or compensation pursuant to Section 3(d) for the first six (6) months of any continuous period of incapacity. In the event that the Executive's incapacity continues for a period exceeding six (6) consecutive months, and without abrogating the Employer's right not to renew the Employment Term pursuant to and in accordance with the provisions of Section 2 of this Agreement, thereafter the Executive shall be entitled to receive two-thirds (2/3) of the Salary, and no Annual Incentive Award, for so long as such incapacity continues, for a maximum period of eighteen (18) months after such initial six (6) month period; provided, however, that the Employer may terminate this Agreement at any time during the last twelve (12) months of such eighteen (18) month period if the Executive shall be certified at such time to be "incapacitated" (within the meaning of "incapacity" set forth herein) by at least two out of three licensed physicians (one selected by the Employer, one selected by the Executive and one selected by the other two physicians). In the event that the Executive's incapacity continues for a period exceeding twenty-four (24) consecutive months, the Employer may terminate this Agreement upon notice, without need for any certification of incapacity by licensed physicians. In the event that this Agreement is terminated pursuant to the provisions of this Section 5, the Employer shall have no further obligations hereunder other than (i) the Employer's obligation to pay to the Executive all amounts of Salary and Annual Incentive Award, and compensation pursuant to Section 3(d) as set forth in this
Section 5 accrued to date of termination, (ii) its obligation to continue coverage of the Executive under the Employer's life, health and medical plans in which he was then a participant, (iii) such further obligations to the Executive as the Employer deems appropriate, and (iv) the payment of any Long-Term Incentive Award pursuant to Section 5(b) below. For purposes of this Section 5, the Employer's obligation to pay the Salary shall be offset by any payments made to the Executive during any such period of incapacity pursuant to any short-term sickness and accident policy or long-term disability policy, the premiums for which are paid by the Employer, and by the amount of any workers' compensation if those benefits are not taken into account by the disability policy.

          (b) In the event that this Agreement is terminated by the Employer because of the Executive's incapacity, the Executive shall be eligible to receive a prorated share of his Long-Term

Incentive Award. Any such award shall be paid to him by the Employer after the close of the calendar year ending December 31, 2001. The prorated award shall be the amount of the award otherwise payable to the Executive except for the incapacity divided by a fraction, the numerator of which is the number of whole months during the term of this Agreement until the date which is six (6) months from the date the Executive last worked because of incapacity and the denominator is 72. No interest will accrue on the Long-Term Incentive Award from the date of the Executive's termination due to incapacity until it is paid him.

     6. (a) During the Employment Term, and, except in the case of a termination of the Employment Term because of a Section 2(b) Termination, for a period of two (2) years from the date of termination of the Employment Term:

               (i) The Executive shall not, in the United States of America, the Commonwealth of Puerto Rico and any other country or territory in which the Employer or any of its affiliates or, if the Partnership Reorganization Transactions are consummated, Holding Company or any of its affiliates (including, without limitation, Calgene), conduct, either at, or at any time during the two-year period preceding the date of termination of the Employment Term, significant (which shall, without limitation of the generality of the foregoing, be deemed to include any country or territory in which the Partnership or its affiliates or Holding Company, or any of its affiliates (including, without limitation, Calgene) has or had $1.0 million or more in annual sales)) business (including, for these purposes, but without limitation, the sale or marketing of any product) (collectively, the "Covered Jurisdictions"), be engaged, directly or indirectly, either for his own account or as agent, consultant, representative, employee, partner, officer, director, stockholder or otherwise of any person, firm, corporation or enterprise engaged in either (A) any aspect of the business of growing, packing or marketing tomatoes or other products grown, packed or marketed by the Employer; (B) any other business conducted by the Employer or its affiliates either at, or at any time during the two-year period preceding the date of termination of the Employment Term ("Other Business Activities of the Employer"); or
     (C) if the Partnership Reorganization Transactions are consummated, any aspect of the cotton, oils or other businesses conducted by Holding Company, or any of its affiliates (including, without limitation, Calgene), at any time during the two-year period preceding the date of termination of the Employment Term (collectively, the "Covered Businesses");

              (ii) the Executive shall not render financial or other assistance to any person, firm, corporation or enterprise engaged in the Covered Businesses in the Covered Jurisdictions;

             (iii) the Executive shall not, directly or indirectly, buy from or sell to, solicit the business of or broker to or sell for, or perform any services within the Covered Businesses for, any person or entity who was a customer of the Employer or any of its affiliates or, if the Partnership Reorganization Transactions are consummated, Holding Company or any of its affiliates (including, without limitation, Calgene), or who became such a customer within two years after termination of the Executive's employment;

              (iv) the Executive shall not solicit for employment, hire, or induce to leave the service of the Employer or any of its affiliates, any employee, salesman, agent or representative of the Employer or any of its affiliates who was engaged in any activities within the Covered Businesses and who was such either at or at any time during the one-year period preceding the date of termination of the Employment Term; and

               (v) the Executive shall not use or permit the Executive's name to be used in connection with any business or enterprise engaged in any activities within the Covered Businesses.

In Clause B of Section 6(a)(i) and in Sections 6(a)(iii) and 6(a)(iv), the term "affiliate" shall be limited to subsidiaries of the Employer or, in the case of other affiliates, to business activities of the affiliate of the type described in Clause A of this Section 6(a)(i), Other Business Activities of the Employer and to other business activities of the affiliate to which the Executive has devoted direct supervision or substantial activity. If the Partnership Reorganization Transactions are consummated, the term "affiliate" in Clause C of
Section 6(a)(i) and in Sections 6(a)(iii) and 6(a)(iv) shall be limited to Holding Company and its other subsidiaries (including, without limitation, Calgene).

Notwithstanding the foregoing, the Executive may participate in any manner in the business activities of Chile Financial Investments Associates, Inc. and Gargiulo Landco, Inc. (provided that, for the period during which the Executive is subject to the restrictions of this Section 6(a), the Executive shall not propose or consent to such entities entering into any new business not conducted by such entities on December 23, 1992, the effective date of the Original Employment Agreement, that competes with any of the Covered Businesses in any of the Covered Jurisdictions), and the operation of a vineyard in Napa Valley, California, and such activities of the Executive (and the Executive's ownership interests in lands which are leased to the Employer or its affiliates) shall not be deemed a breach of the foregoing provisions of this Section 6(a) or to constitute a conflict of interest with the Executive's duties to the Employer under Section 1 of this Agreement.

          (b) The Executive agrees that a violation on the part of the Executive of the covenants contained in Section 6(a) will cause irreparable damage to the Employer, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Employer in the event of a breach by the Executive of such covenants. Therefore, the Executive further agrees that the Employer shall be entitled to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by the Executive, his employer, employees, partners, agents or other associates, or any of them, such right to an injunction to be in addition to whatever other remedies the Employer may have. In addition, the Employer may, as provided in
Section 7 of this Agreement, terminate this Agreement for breach of the provisions set forth in Section 6(a).

          (c) The invalidity of any one or more of the words, phrases, sentences or clauses contained in this Section 6 shall not affect the enforceability of the remaining portions of this Section. If one or more of the words, phrases, sentences or clauses contained in this Section shall be invalid, this Section shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences or clause or clauses had not been inserted, and if such invalidity should be caused by the length of any period of time, the size of any area, or the service or product limitations set forth in this Section, such period of time or such area or such service or product limitations, or all of them, shall, without need of further action by any party hereto, be deemed to be reduced to a period, area, service or product that will cure such invalidity.

          (d) In the case where this Agreement terminates because of a Section 2(b) Termination, all of the terms, conditions and provisions of Section 6(a)-
(c) above shall also apply, except that restrictions shall extend only for a period of one year from the effective date of the termination of this Agreement.

     7.   (a)   In the event of the death of the Executive, this Agreement shall terminate, without notice, on the date of the happening of such event, and the Employer shall have no further obligations hereunder other than (i) for payment of Salary and compensation pursuant to Section 3(d) to which the Executive is entitled, accrued through the date of death, (ii) for continued regular payments of Salary for a period of six (6) months after the date of death, to the Executive's wife if she then be living and, if not, to the Executive's estate,
(iii) payment of an Annual Incentive Award (prorated during the calendar year in which the Executive dies) no later than two and one-half months following the close of the calendar year during which the Executive died, and (iv) those with respect to any employee benefit plan in which the Executive shall have participated that arise because of or survive his death. The Executive's designated beneficiary also shall be eligible to receive a prorated share of his Long-Term Incentive Award to be paid after the close of the calendar year ending December 31, 2001. The prorated award shall be the amount of the award otherwise payable to the Executive had he lived, divided by a fraction, the numerator of which is the number of whole months during the term of this Agreement until the Executive's death and the denominator is 72. No interest will accrue or be paid on the Long-Term Incentive Award from the date of the Executive's death until it is paid to his designated beneficiary.

          (b) For purposes of this Agreement, "Cause" shall mean (i) a willful violation on the part of the Executive of the covenants contained in Section 1,
Section 6(a), or Section 9, (ii) the willful misconduct or gross negligence on the part of the Executive which is materially and demonstrably injurious to the Employer or is otherwise a material breach of fiduciary duties owed to the Employer, or (iii) an act or acts by the Executive constituting a violation of applicable laws which is materially and demonstrably injurious to the Employer and which the Executive knew or reasonably should have known constituted a violation of law. The

Employer may terminate the Executive's employment under subsection (i) or (ii) of this Section 7(b) only if the Executive is given prior written notice specifying the nature of the alleged Cause and the Executive has been given a reasonable opportunity (which shall be not less than sixty days) to take remedial action but failed or refused to do so.

          (c) In the event that the Executive voluntarily terminates his employment with the Employer, the Employer shall pay to the Executive as final remuneration all amounts of Salary and compensation pursuant to Section 3(d) accrued, due and payable under this Agreement to the effective date of termination, to the extent not previously paid to the Executive, and the Employer shall have no further obligation to the Executive. The Executive shall not be eligible for any Annual Incentive Award for the calendar year in which the Executive voluntarily terminated employment, and the Executive shall not be entitled to any Long-Term Incentive Award. Moreover, the Executive's "Voluntary Termination" (as hereinafter defined) of employment shall be deemed to be a breach of this Agreement. For purposes of the preceding sentence, "Voluntary Termination" shall mean the Executive voluntarily and without being induced or caused to do so by the Employer, resigning his position with the Employer in writing. Without limiting the foregoing, Voluntary Termination shall not include, and the Executive shall not be subject to a claim for breach of contract under this Section, due to (i) the Employer terminating the Executive without Cause, including, without limitation, due to the Executive's failure to meet any performance goals or targets, (ii) Termination by the Executive for Good Reason, (iii) a failure of the parties to agree upon a renegotiated employment agreement pursuant to Section 2(b) hereof upon a failure to reach 70% of the Cumulative Plan by December 31, 1998 and the Executive resigning as a result thereof, (iv) the death or disability of the Executive,
(v) any nonrenewal of the Employment Term, or (vi) any Termination of the Executive For Cause. The provision described above limiting the Employer's right to a claim for breach of contract under circumstances not constituting a Voluntary Termination is not meant to limit the Employer's right to other types of claims under any other provision of this Agreement under such circumstances.

          (d) The Executive may, at his option, exercisable by notice to the Employer given within ninety (90) days after the Executive first becomes aware of the occurrence of such event, terminate this Agreement, effective as of a date specified in such notice, upon the occurrence of any one or more of the following (each a "Termination by Executive for Good Reason"):

               (i) the reassignment of the Executive by the Employer, without the Executive's express written consent, to a position with the Employer other than that of Chief Executive Officer, or to a position with the Company other than that of Chief Executive Officer, or a material adverse change in the nature or scope of the Executive's authorities, powers, functions, duties or responsibilities in those positions; provided, however, that the consummation of the Partnership Reorganization Transactions shall not be deemed a violation of this provision;

              (ii) The Employer's failure to perform its obligations under this Agreement in any material respect, including without limitation the failure by the Employer to pay compensation in accordance with this Agreement or the failure of the Employer to provide the Executive with fringe benefits substantially the same as those previously provided under this Agreement;

             (iii) The Employer's requiring the Executive, without the Executive's express written consent, to change his place of permanent residency or to spend more than one-half of the time in which he performs his duties for the Employer in a place outside of Collier County, Florida, provided that any time that he spends outside of Collier County engaging in any activity for Monsanto, Holding Company or Calgene (if the Partnership Reorganization Transactions are consummated) shall not be counted;

              (iv) unless the Executive gives prior written consent: (A) the Employer's failure to continue the use of the name "Gargiulo" in its business name; (B) the sale, exchange or other disposition of a material portion of the Employer's assets (other than assets which may be contributed to the Employer by Calgene, Holding Company or Monsanto if the Partnership Reorganization Transactions are consummated) to a third party unrelated to the Employer, Holding Company, Calgene or Monsanto, such that the value of the remaining assets of the Employer and its subsidiaries which are consolidated with the Employer are materially diminished; (C) the transfer of a material portion of the Employer's assets (other than assets which may be contributed to the Employer by Calgene, Holding Company or Monsanto if the Partnership Reorganization Transactions are consummated) to Holding Company, Calgene or Monsanto or any of their affiliates if (1) the transfer materially diminishes the Employer's abilities to conduct its business as previously conducted prior to the transfer and thereby causes it not to be reasonably possible for it to achieve the Earnings Targets, or
     (2) after the transfer, it is not reasonably possible to measure the financial return on the transferred assets and thereby causes it not to be reasonably possible to measure the return to the Employer, including the transferred assets; (D) if the Partnership Reorganization Transactions are consummated, a material breach by Monsanto or Holding Company or any of their successors of the Gargiulo Credit Facility Agreement between Monsanto and Holding Company; (E) if the Partnership Reorganization Transactions are not consummated, the failure by Monsanto to enter into a Gargiulo Credit Facility Agreement that is comparable to the Gargiulo Credit Facility Agreement between Monsanto and Holding Company, and once the Monsanto Gargiulo Credit Facility Agreement is executed, a material breach of that Agreement by Monsanto; (F) the removal from the Employer by dividend or distribution to the owners of the Employer, capital or assets such that the achievement of the Earnings Targets described in Schedule 2 hereof are not reasonably possible; or (G) the taking of any other actions by Monsanto or, if the Partnership Reorganization Transactions are consummated, by Holding Company or Calgene, which materially diminishes the Employer's abilities to conduct its business and thereby causes it not to be reasonably possible to achieve the Earnings Targets;

provided, in each case, that the event was suffered or incurred involuntarily by, or without the express written consent of, the Executive and is not cured by the Employer within thirty (30) days after the Employer receives written notice from the Executive specifying the event that the Executive asserts constitutes a basis for Termination by Executive for Good Reason. Notwithstanding anything in this Section 7(d)(iv) to the contrary, the Partnership Reorganization Transactions and any Restructuring Event, as defined in Section 8 below, shall not be the basis for a Termination by Executive for Good Reason.

               (e)  (i)  Upon any termination of this Agreement because of a
     Section 2(b) Termination, the Employer shall pay to the Executive, in addition to all sums then accrued, due and payable under this Agreement, an additional amount equal to the Executive's Salary paid or payable to the Executive for the calendar year ending December 31, 1998. The amount shall be payable in a single sum within thirty days after the effective date of the termination of this Agreement because of the Section 2(b) Termination. In addition, the Employer shall maintain or provide, at no cost to the Executive, group medical and other insurance coverages on the Executive and his family, to the extent previously received by the Executive under this Agreement for one year following the effective date of the termination of this Agreement because of the Section 2(b) Termination.

              (ii) Upon any termination of this Agreement by the Employer without Cause, or any timely nonrenewal by the Employer of the Employment Term pursuant to Section 2(a) of this Agreement, or any Termination by Executive for Good Reason, the Employer shall pay to the Executive, in addition to all sums then accrued, due and payable under this Agreement, an additional amount equal to twice the Executive's Salary paid or payable to the Executive for the calendar year in which the effective date of the termination of this Agreement occurs, which amount shall be payable in a lump sum within thirty (30) days after the effective date of termination of this Agreement. The Employer also shall maintain or provide, at no cost to the Executive, group medical and other insurance coverages on the Executive and his family, to the extent previously received by the Executive under this Agreement, for at least two years after any such termination of this Agreement. In addition, upon the termination of this Agreement by the Employer without Cause, any timely nonrenewal by the Employer of the Employment Term pursuant to Section 2(a) of the Agreement or any Termination by Executive for Good Reason, the Employer shall pay to the Executive, if the termination occurs on or before December 31, 1998, an amount equal to one times the Annual Incentive Award, or if the termination occurs on or after January 1, 1999, an amount equal to two times the Annual Incentive Award, in each case paid the Executive for the calendar year in which the termination took place or for the prior calendar year, whichever Annual Incentive Award is greater. The payment of this amount shall be paid to the Executive no later than two and one-half months after the end of the calendar year in which the termination took place.

             (iii) In the event of a Section 2(b) Termination, the termination of this Agreement by the Employer without Cause or by reason of nonrenewal of the Employment Term, or Termination by Executive for Good Reason, the Executive shall have no duty to seek other employment or otherwise mitigate the amount of compensation payable to him under the terms of this Agreement, and the amounts payable to the Executive hereunder shall not be reduced because of any new Employment the Executive may obtain after termination.

              (iv) In addition, upon termination of this Agreement by the Employer without Cause or any Termination by Executive for Good Reason (hereinafter sometimes collectively referred to as "Termination"), the Executive shall be eligible to receive a prorated share of the Annual Incentive Award for the year in which the Termination occurs and shall also be eligible to receive a prorated share of his Long-Term Incentive Award to be paid to him within two and one-half months after the close of the calendar year ending December 31, 2001. The prorated Long-Term Incentive Award shall be the amount of the Award otherwise payable to the Executive (except for the Termination) divided by a fraction, the numerator of which is the number of whole or partial months during the term of this Agreement until the effective date of the Executive's termination and the denominator is 72. No interest shall accrue or be paid on the Long-Term Incentive Award from the date of the Executive's Termination until it is paid to him.

          (f) Upon the Termination of this Agreement by the Employer for Cause, the Employer shall pay to the Executive all

Salary then accrued, due and payable under this Agreement. The Employer shall be under no obligation to pay the Executive any Annual Incentive Award for the calendar year in which the termination of this Agreement by the Employer for Cause occurred, nor shall the Executive be eligible for any Long-Term Incentive Award.

          (g) In all cases where the Executive or his estate or heirs has a right to receive a pro rata share of his Long-Term Incentive Award following his termination, death or disability, the Employer shall provide to the Executive or his personal representative two and one-half months after the close of its fiscal year copies of its audited financial statements as well as a calculation of the EBIT for the Employer for the calendar year then ended; provided, however, if the Partnership Reorganization Transactions are consummated, the financial statements provided by the Employer are not required to be audited.

          (h) Notwithstanding any other provision of this Agreement, the Employer's obligations to continue any benefits under any employee benefit plan after the termination of this Agreement shall be subject to the timely making, by the Executive or his beneficiary, of any elections required by the terms of such plan and the payment, if required, of any premiums therefor.

          (i)  The Executive agrees that any payments required under this
Section 7 that constitute continuation of the Executive's Salary beyond termination of the Employment Term shall be reduced by any and all severance payments which the Executive receives under any severance plan or program of the Employer. Except as specifically otherwise provided in this Agreement, the Executive acknowledges and agrees that he will not be entitled to accrue or be eligible for any vacation pay, Annual or Long-Term Incentive Awards or other benefits during periods following his termination with respect to which he is paid or entitled to be paid any amounts, or provided any benefits pursuant to this Section 7. However, the preceding sentence shall not be deemed to release the Employer from its obligation to pay the Executive any other compensation or benefits to which the Executive is specifically entitled during periods following his termination pursuant to this Agreement. The Executive and the Employer agree that, in the event that any health, disability or life insurance benefits required to be provided under this Section 7 cannot be provided under the terms of the plans maintained by the Employer for any reason, the Employer shall satisfy the requirement to provide such health, disability or life insurance benefits by purchasing other comparable benefits and making them available to the Executive at the same after-tax cost, provided, in the case of disability insurance, that the same is obtainable, using reasonable efforts, on commercially reasonable terms.

     8. In the event that there occurs a Restructuring Event prior to June 30, 2001, to-wit:

          (a) the sale of more than fifty percent of the stock or other equity interest of the Employer to a person, corporation or entity other than to Holding Company, a Holding Company affiliate, Calgene, a Calgene affiliate (in the Partnership Reorganization Transactions or otherwise), Monsanto or a Monsanto affiliate;

          (b) the sale of all or substantially all of the assets of the Employer to a person, corporation or entity other than to Holding Company, a Holding Company affiliate, Calgene, a Calgene affiliate (in the Partnership Reorganization Transactions or otherwise), Monsanto or a Monsanto affiliate; or

          (c) there occurs a registered public offering of more than twenty-five percent of the stock of the Employer;

and the net amount realized by the Employer or the shareholders of the Employer exceeds the net cumulative capital invested (i.e., cumulative capital invested reduced by cumulative capital returned in the form of dividends or other distributions) by Monsanto and its affiliates and Holding Company and its affiliates in the Employer plus a 14% cost of capital factor (compounded annually), then the Executive shall be entitled to receive an amount equal to five percent (5%) of the excess ("Restructuring Event Award"), but in no event shall the amount payable to the Executive as a Restructuring Event Award exceed the maximum Long-Term Incentive Award payable to the Executive under this Agreement, and provided further, that the amount of the Restructuring Event Award shall be reduced by the amount of any Long-Term Incentive Award paid to the Executive hereunder. The Restructuring Event Award shall be fully earned upon the occurrence of the Restructuring Event and shall not be forfeited or reduced in the event that no amount of Long-Term Incentive Award is payable to the Executive hereunder. The Restructuring Event Award shall be payable no later than two and one-half months after the close of the calendar year ending December 31, 2001. No interest shall accrue or be paid on the Restructuring Event Award from the date of the Restructuring Event until it is paid. In the event that there is a dispute over the net amount realized or the amount of the investment and cost of capital factor, or any other financial issue, the dispute shall be referred to Monsanto's independent certified public accountants or, if the Partnership Reorganization Transactions are consummated, to the Certified Public Accountants for them to resolve, using generally accepted accounting principles. The determination of Monsanto's certified public accountants or the Certified Public Accountants, as the case may be, shall be final and binding on all parties absent manifest error.

     9. (a) The Executive acknowledges that, during and as a result of his employment hereunder, he may have access to trade secrets and other confidential information of the Employer and

Holding Company and their respective affiliates, including but not limited to the nature and material terms of business opportunities and proposals available to the Employer, Holding Company and Calgene and their respective affiliates, the Employer's, Holding Company's or Calgene's and their respective affiliates' methods and systems, the names and addresses of the Employer's, Holding Company's or Calgene's and their respective affiliates' customers and suppliers, technical memoranda, research reports, designs and specifications, operating procedures, ledgers and other information, data and documents relating to the Employer's, Holding Company's and Calgene's and their respective affiliates' present or future operations, whether or not any such information, data or documents qualify as a "trade secret" under applicable federal or state law (collectively, the "Confidential Information"). The Executive covenants and agrees that he shall not at any time during or following any termination of this Agreement, without the consent of the Employer, Holding Company or Calgene or their affiliates, respectively, use or disclose (except for the sole and exclusive benefit of the Employer, Holding Company or Calgene or their affiliates, respectively, or as required to perform his duties under this Agreement or as required by law or as is already in the public domain) any Confidential Information which has been obtained by or disclosed to him as a result of his employment with the Employer. The Executive agrees that the Employer and Calgene would be irreparably harmed by any breach of the Executive's agreements set forth in this Section 9, that such injury would not be adequately compensated by monetary damages, and that, accordingly, Monsanto, the Employer, Holding Company or Calgene, whichever corporation is appropriate, may specifically enforce the provisions of this Section by injunction without thereby affecting any claim for damages.

          (b) Upon termination of this Agreement, the Executive shall promptly return to the Employer, Holding Company and Calgene, respectively, all documents (including without limitation copies and notes relating to such documents) and other materials and property of the Employer, Holding Company or Calgene, or pertaining to their businesses, including without limitation customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, including all computerized records, files and computer programs, tapes or discs, no matter from whom or in what manner acquired.

          (c) The Executive agrees that he will fully disclose, and shall assign and transfer to the Employer, its successors and assigns, the entire right, title and interest in the development of a new variety of plant, patentable or unpatentable, conceived by the Executive during the Employment Term and relating, in the opinion of the Employer, in any way to the Employer's business (an "Invention"). Such assignment shall include the right to obtain letters of patent or plant patents, in the name of the Employer or otherwise, on such Inventions in the United States or in any foreign countries, covering such Inventions. The Executive agrees to sign all papers and to make all oaths necessary for the filing and prosecution of any applications for such letter of patent or plant patents, or any divisions, continuations, continuations in part, renewals or reissue thereof, and to execute on request all papers necessary to assign such Inventions to the Employer. The Executive will promptly disclose to the Employer every Invention and every scientific product, process, apparatus or design that the Executive, individually or jointly, during the Employment Term, may invent, discover, conceive or originate, relating in any way to the Employer's ability to develop new hybrids and plant varieties.

     10. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be given by hand-delivery to the addressee, by deposit in the U.S. mail, postage prepaid, certified mail, return receipt requested, by overnight courier service, or facsimile transmission followed by written confirmation sent in one of the manners specified above, as follows:

     If to Employer, to:

     Gargiulo L.P.
     15000 Old 41 North
     Naples, Florida 33963
     Attention:  Jeffrey D. Gargiulo
     Telefax No.:  813/597-8963


     with a copy to:

          Martin A. Genauer, Esq.
          Karp & Genauer, P.A.
          2 Alhambra Plaza, Suite 1202
          Coral Gables, Florida  33134
          Telefax No.: 305/461-3545

     and, if the Partnership Reorganization
     Transactions are consummated, to:

     Tomato Investment Associates, Inc.
     800 North Lindbergh Boulevard
     St. Louis, Missouri  63167
     Telefax No.:  314/694-3011

     with a copy to:

          Monsanto Company
          800 North Lindbergh Blvd.
          St. Louis, Missouri 63167
          Attention:  Senior Vice President and General Counsel
          Telefax No.: 314/694-3011


     and, if the Partnership Reorganization
     Transactions are consummated, with a
     copy to:

          Holding Company
          1920 Fifth Street
          Davis, California 95616
          Attention:  Chairman and Chief Executive Officer
          Telefax No.: 916/753-1510


     If to the Executive, to:

     Jeffrey D. Gargiulo
     1442 Galleon Drive
     Naples, Florida 33940

     with a copy to:

          Martin A. Genauer, Esq.
          Karp & Genauer, P.A.
          2 Alhambra Plaza, Suite 1202
          Coral Gables, Florida  33134
          Telefax No.: 305/461-3545
or to such other address as any party may specify by notice hereunder to the other. Any notice sent in accordance with the foregoing provisions shall be deemed given on the date of receipt if personally delivered, or on the date three (3) days after being deposited in the mail, if mailed.

     11. This Agreement and the Cooperation Agreement incorporate the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written (including, without limitation, any agreements or contracts regarding employment of the Executive with NTG or any other predecessor to any business of the Employer, which agreements and contracts are in all respects cancelled and any rights or remedies thereunder are hereby waived by the Executive and the Employer), and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification or waiver of this Agreement shall be binding upon a party hereto unless in writing and executed by such party.

     12. It is the intention of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware applicable to business agreements entered into and performed entirely within the State of Delaware.

     13. Each of the provisions of this Agreement shall be independent of all other provisions, and if any provision of this Agreement is declared void or invalid by any court or other governmental agency of competent jurisdiction, each other provision of this Agreement shall remain in full force and effect and shall be construed to the extent possible as consistent with all other valid provisions in order to carry out the intent of the parties hereto. Notwithstanding the termination or expiration of this Agreement for any reason, the Executive's obligations under

Sections 6 and 9 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief in Sections 6 and 9 hereof shall continue in force.

     14. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the Employer and the Executive. If the Employer shall, at any time, be merged with or consolidated into or with any other corporation or person or if all or substantially all of the assets of the Employer are transferred to another corporation or person in connection with the Partnership Reorganization Transactions or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or the corporation or person to which or to whom such assets shall be transferred, and this provision shall apply in the event of any subsequent mergers, consolidations or transfers of assets. Except as provided in this
Section 14, and except for the Partnership Reorganization Transactions, neither the Employer nor the Executive may assign its or his interest in this Agreement or any part hereof. The Executive acknowledges and agrees that he has had the opportunity and been given sufficient time to read this Agreement, that he understands this Agreement's terms and conditions, that he has had any questions regarding the meaning of this Agreement answered to his satisfaction, and that he has retained competent counsel to represent him with respect to this Agreement. Nothing in this Agreement shall require the Employer to segregate monies from its general funds or create any trusts or special deposits to secure payment of any obligations hereunder. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been physically prepared by one of the parties, or such party's counsel, it being agreed that both parties and their respective counsel have mutually participated in the negotiation and preparation of this Agreement.

     15. If the Partnership Reorganization Transactions are consummated, the Executive agrees to execute with Holding Company and its affiliates (including, without limitation, Calgene), agreements relating to noncompetition, Confidential Information and Inventions substantially similar to those set forth in this Agreement as may reasonably be advisable or necessary in furtherance of the transaction and as may be needed by Holding Company or Calgene and its affiliates to protect their interests with respect to the transaction. In the event that the Partnership Reorganization Transactions are not consummated, all references in this Agreement to Holding Company or Calgene shall be null and void, except to the extent necessary to protect any information about its businesses and operations that the Executive may have learned as part of his involvement, if any, in connection with the proposed Partnership Reorganization Transactions. Each of Holding Company and Calgene may enforce the terms of this Agreement with respect to the provisions applicable to it even though it is not a party to this Agreement.

     16. The Executive acknowledges the fact that another employee of the Employer will receive a similar Employment Agreement providing the employee with eligibility for Annual and Long-Term Incentive Awards similar to those for which the Executive is eligible under this Agreement. Executive acknowledges and agrees that, in the event that the other employee terminates his employment with the Employer in such a way that he is not eligible for all or any Annual or Long-Term Incentive Awards, or if either the Annual or Long-Term Incentive Awards shall, for whatever reason, not be paid to the other employee, the amount of the Annual or Long-Term Incentive Awards otherwise payable to the Executive hereunder shall not be increased or decreased.

     17. The Executive hereby acknowledges that right to the use of the name "Gargiulo" is an asset of the Company and the

Partnership and may be used by the Employer and its successors and assigns both during and after the Employment Term.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first above written.

                                   GARGIULO, L. P.

                                   By:  GARGIULO G. P., Inc.
                                        its General Partner


                                        By:/s/ John Gargiulo
                                           ___________________________
                                           John Gargiulo
                                           Executive Vice President



                                     /s/ Jeffrey D. Gargiulo
                                     ___________________________
                                     Jeffrey D. Gargiulo